Exhibit 99.1

 [Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

August 12, 2015

SERVOTRONICS, INC. ANNOUNCES

SECOND QUARTER AND SIX MONTH RESULTS

FOR THE PERIODS ENDED JUNE 30, 2015

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) reported an approximate 16% increase in revenue for the second quarter and six month periods ended June 30, 2015 when compared to the same periods of 2014. Quarter to quarter revenue grew from $7,995,000 to $9,242,000 with a resulting increase in net income from $447,000 (or $0.21 per share Basic and Diluted) to $621,000 (or $0.28 per share Basic and $0.27 Diluted). Net income for the six month period ended June 30, 2015 was $3,392,000 (or $1.56 per share Basic and $1.50 Diluted) on revenues of $17,413,000 as compared to net income for the comparable period ended June 30, 2014 of $302,000 (or $0.14 per share Basic and Diluted) on revenues of $14,985,000. The increase in net income in the six month period is primarily the result of a previously disclosed insurance settlement.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT